Execution Version

May 1, 2025

Heidi O’Neill
Address on file with the Company

Re:Transition

Dear Heidi:

This letter memorializes our recent discussions and understanding regarding the elimination of the President, Consumer, Product & Brand role and your resulting transition from NIKE, Inc. (the “Company”). On behalf of the Company, I want to thank you for your years of service and leadership.

1. Transition and Retirement. Your service as President, Consumer, Product & Brand and as an officer of the Company will continue until May 2, 2025 (the “Transition Date”). You will remain a full-time non-executive employee of the Company until September 5, 2025 (the “Separation Date”).

Nothing in this letter alters the employment-at-will relationship between the Company and you. You are expected to follow all Company policies and procedures through the Separation Date.

2. Compensation and Benefits. For the remainder of the term of your employment through the Separation Date, your annual base salary and employee benefit plan eligibility will remain unchanged. For the avoidance of doubt, you will not be eligible to participate in the Company’s Executive Performance Sharing Plan (or any other incentive plan, including the long-term incentive plan) for the Company’s 2026 fiscal year.

As you will remain an active employee of the Company following the Transition Date, your outstanding equity awards (the “Awards”) will continue to vest in accordance with their terms through the Separation Date. For the avoidance of doubt, you are “normal retirement eligible” and “retirement eligible” for purposes your outstanding Awards and your termination of employment on the Separation Date will be treated as an involuntary termination without Cause (or, as applicable, as a result of a Reduction in Force) for purposes of your outstanding Awards as set forth in the applicable award agreement (the “Equity Treatment”).

3. Covenant Not to Compete. The Covenant Not to Compete and Non-Disclosure Agreement by and between you and the Company, effective on or around April 1, 2020 (the “Noncompetition Agreement”) will remain in full force and effect pursuant to its terms. The Restriction Period thereunder will commence on the Separation Date, and you will be eligible to receive the benefits payable under the Noncompetition Agreement upon the Company’s termination of your employment without cause and enforcement of such agreement (the “Non-Compete Payments”).

4. Release Requirement. Your continued employment by the Company through the Separation Date and the Equity Treatment are conditioned on (i) your executing the general release and waiver of claims attached as Exhibit A (the “Release”) no later than the Transition Date and (ii) your reaffirming and causing to become irrevocable the Release (as will be reasonably modified and provided to you by the Company on or prior to the Separation Date to incorporate the release of Age Discrimination in Employment Act (ADEA) claims and related procedures) within the twenty-eight day period following the Separation Date (clauses (i) and (ii), together, the “Release Requirement”).

5. Non-Disparagement. At all times during your employment with the Company and perpetually thereafter, to the fullest extent permitted by law and subject to Section 6 (Whistleblower Protections) below, you agree that you will not make any defamatory or derogatory statements concerning the Company or any of its affiliates or predecessors and their respective officers, directors or employees, nor will you authorize, encourage or participate with anyone to make such statements. The Company shall instruct its executive officers and the current members of its Board of Directors not to make any defamatory or derogatory statements concerning you to any prospective employers or other third parties.

6. Whistleblower Protections. Notwithstanding the foregoing, nothing in this letter (or the Release) is intended to, and Section 5 above will not, (i) preclude you from disclosing or discussing information lawfully acquired about wages, hours or other terms and conditions of employment if used for purposes protected by Section 7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining or engaging in other concerted activity for the mutual aid or protection of employees or (ii) limit your rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority, and you do not need the Company’s permission to do so. In addition, it is understood that nothing in this letter (or the Release) shall require you to notify the Company of a request for information from any governmental entity or self-regulatory authority or of your decision to file a charge with or participatee in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, you recognize that, in connection with the provision of information to any governmental entity or self-regulatory authority, you must inform such governmental entity or self-regulatory authority that the information you are providing is confidential. Despite the foregoing, you are not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information you came to learn during your service to the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

7. General Provisions. This letter, together with the Noncompetition Agreement and the Employee Invention and Secrecy Agreement, effective on or around April 1, 2020, which will remain in full force and effect pursuant to its terms, constitutes the entire agreement of the parties related to the subject matter hereof. No waiver, amendment, modification or cancellation of any term or condition of this letter will be effective unless executed in writing by both the Company and you. This letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same. This letter will be governed by Oregon law, without reference to principles of conflict of laws.

* * *

Sincerely,
NIKE, Inc.

By: /s/ Elliott Hill

Name: Elliott Hill
Title: President & Chief Executive Officer

By: /s/ Heidi O'Neill
Name: Heidi O’Neill

[Signature page to Heidi O’Neill Transition Letter]